UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 15, 2011

OxySure Systems, Inc. (Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation	000-54137 (Commission File Number)	71-0960725 (IRS Employer Identification No.)

10880 John W. Elliott Drive, Suite 600, Frisco, TX (Address of principal executive offices)	75034 (Zip Code)

(972) 294-6450 Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement

On August 15, 2011, OxySure Systems, Inc. (the “Company”) entered into a Letter Agreement (the “Agreement”) with Sinacola Commercial Properties, Ltd. (“Sinacola”).

The Agreement provides that Sinacola will accept two promissory notes in lieu of the Company’s lease payment obligations through December 31, 2011, excluding the Company’s share of operating costs.  The first promissory note shall be a subordinated convertible note in the principal amount of $50,050.  The fist promissory note shall carry no interest, shall mature on or before November 30, 2013, and shall be convertible, at any time at Sinacola’s option, into the common stock of the Company at $1.00 per common share.  The second promissory note shall be a subordinated convertible note in the principal amount of $50,050.  The second promissory note shall carry no interest, shall mature on or before November 30, 2013, and shall be convertible, at any time at Sinacola's option, into the common stock of the Company at $1.50 per common share.  Company shall have the option to convert the second promissory note into shares of common stock if Company’s common stock has traded at $1.50 or above for four consecutive weeks on a nationally recognized market (based on daily closing prices).

The Agreement further provides that the Company shall issue Sinacola 65,065 warrants exercisable at $0.01 per share of common stock and exercisable in whole or in part at any time at Sinacola’s option on or before August 15, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2011

OXYSURE SYSTEMS, INC.,
a Delaware corporation

/s/ Julian T. Ross
BY:	Julian T. Ross
ITS:	Chief Executive Officer, President,
Chief Financial Officer, and Secretary